Exhibit 10.44

SUMMARY OF COMPENSATION ARRANGEMENTS

WITH NAMED EXECUTIVE OFFICERS AND DIRECTORS

(EFFECTIVE JANUARY 1, 2006)

Named Executive Officers

The following summarizes the current cash compensation and benefits received by Alabama National’s Chief Executive Officer and its other four individuals who were the most highly compensated executive officers at the end of fiscal year 2005 (the “Named Executive Officers”). The following is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

None of Alabama National’s executive officers has a written employment agreement with Alabama National. The executive officers of Alabama National serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and determines the salaries that are paid to Alabama National’s executive officers, including the Named Executive Officers. The current salaries of the Named Executive Officers are as follows:

Name and Position	Salary
John H. Holcomb, III Chairman and Chief Executive Officer	$460,000

Dan M. David Vice Chairman	$220,000

Richard Murray, IV President and Chief Operating Officer	$280,000

William E. Matthews, V Executive Vice President and Chief Financial Officer	$260,000

James R. Thompson III Chief Executive Officer of First American Bank	$225,000

The Named Executive Officers are eligible to receive an annual incentive bonus under Alabama National’s Annual Incentive Plan. The Named Executive Officers are also eligible to participate in Alabama National’s executive and regular benefit plans and programs, including long-term incentive compensation plans. All executive benefit plans and agreements are filed as exhibits to Alabama National’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2005, will be included in the Company’s 2006 Proxy Statement.

Directors

Current director compensation arrangements provide that non-employee directors of Alabama National will receive an annual retainer of $24,000, as well as an attendance fee of $1,100 for each meeting of the Board of Directors and $1,100 for each meeting of a committee of the Board of Directors that they attend ($550 per conference call meeting of a committee). Chairpersons of committees receive an attendance fee of $2,200 for each committee meeting they attend ($1,100 per conference call meeting of a committee). Employee directors of ANB do not receive any board fees.

Six of Alabama National’s directors, Messrs. McWane, Page, McMahon, Montgomery, Barnes, and Greene also serve on the board of directors of one of Alabama National’s subsidiary banks, and receive an attendance fee of $200 for each subsidiary bank board meeting and committee meeting attended. Four Alabama National directors,

Ms. Bradley, Mr. Denson, Dr. Nix and Mr. Plunk, also serve on an advisory board of First American Bank and receive fees of $200 per meeting attended. Employee directors of subsidiary banks do not receive any board fees.

Non-employee directors may elect to defer payment to a specified date of all or any portion of their annual retainer and attendance fees under the ANB Deferral of Compensation Plan for Non-Employee Directors. In addition, non-employee directors that serve on certain bank subsidiary boards, may elect to defer subsidiary bank board fees under the ANB Deferral of Compensation Plan for Non-Employee Directors of the Subsidiary Banks. Fees that are deferred under these plans may be credited to the directors, at the election of the director, in cash or common stock equivalents or a combination thereof. The common stock equivalents are converted into shares of Alabama National common stock only after termination of service on the applicable board. The common stock equivalents are credited with dividend equivalents that are equal in value to the dividends on our common stock.